Exhibit 99.2

CONSENT OF EVERCORE GROUP L.L.C.

November 7, 2018

The Special Committee of the Board of Directors of

Enbridge Energy Management, L.L.C.

5400 Westheimer Court

Houston, Texas 77056

Members of the Special Committee:

We hereby consent to (i) the inclusion of our opinion letter, dated September 17, 2018, to the Special Committee of the Board of Directors of Enbridge Energy Management, L.L.C. as Annex B to the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 (Registration No 333-227767) of Enbridge Inc., a Canadian corporation (“Enbridge”) filed on November 7, 2018 (the “Registration Statement”) relating to the proposed merger of an indirect wholly owned subsidiary of Enbridge with and into Enbridge Energy Partners, L.P., a Delaware limited partnership, and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary—Reasons for the Recommendation of the Special Committee”, “Summary—Opinion of Evercore—Financial Advisor to the Special Committee”, “Risk Factors—Risks Related to the Merger”, “The Merger—Background of the Merger”, “The Merger—Reasons for the Recommendation of the Special Committee”, “The Merger— Opinion of Evercore—Financial Advisor to the Special Committee”, and “The Merger—Unaudited Financial Projections of Enbridge and EEP” of the proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above—mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III
Senior Managing Director